EXHIBIT 99.1

Press Release Dated November 9, 2021

Geron Presents Investor Event Highlights

Strong Evidence of Disease-Modifying Activity of Imetelstat Provides Compelling Differentiation for
Phase 3 Development Programs in Lower Risk MDS and Refractory MF

Significant Unmet Needs in Lower Risk MDS and Refractory MF Addressable by Imetelstat Provide
Potential Large Market Opportunities

New Programs Expand Potential Indications and Combination Opportunities for Imetelstat

Third Quarter and Year to Date 2021 Financial Results Also Reported

FOSTER CITY, Calif., November 9, 2021 -- Geron Corporation (Nasdaq: GERN), a late-stage biopharmaceutical company focused on the development and commercialization of treatments for hematologic malignancies, summarized key highlights from its Investor Event held on November 9. An archive of the presentation webcast is available through the Investor Relations section of Geron’s website under Events. The Company also reported its financial results for the third quarter and year to date 2021 periods. As of September 30, 2021, the Company had $215.8 million in cash and marketable securities. These financial resources, combined with expected future non-dilutive funding under a current debt facility, are expected to be sufficient to fund current operations, including the new programs presented at the Investor Event, through the end of the first quarter of 2023.

“By targeting telomerase, imetelstat inhibits the uncontrolled proliferation of malignant stem and progenitor cells in myeloid hematologic malignancies, resulting in malignant cell apoptosis and potential disease-modifying activity,” said John A. Scarlett, M.D., Chairman and Chief Executive Officer. “The compelling efficacy, molecular and cytogenetic data from our Phase 2 trials in lower risk MDS and myelofibrosis patients indicate the potential modification of those underlying diseases, which gives us further confidence in the transformational potential of imetelstat and that the Phase 2 results will be confirmed in our ongoing Phase 3 trials. Our vision aims to bring this same disease modification potential to patients across multiple hematologic malignancies.”

Investor Event Highlights

At the Investor Event, key opinion leaders (KOLs) in the treatment of hematologic malignancies presented their views on the current unmet medical needs in these diseases. In addition, the KOLs described the meaningful clinical benefits observed in patients from Geron’s Phase 2 trials in lower risk myelodysplastic syndromes (LR MDS) and myelofibrosis (MF), as well as their involvement in the new programs exploring the use of imetelstat in other indications and in combination with current standard of care treatments. Following is a summary of their perspectives.

Continuing Unmet Needs in LR MDS and MF Potentially Addressed with Imetelstat Treatment

●	In LR MDS, treatment options for ringed sideroblast negative patients, as well as potential durable transfusion independence, remain areas of unmet need.
●	In MF, patients have limited treatment options post-JAK inhibitors resulting in shortened survival.
●	Data from Geron’s Phase 2 trials provide strong evidence that imetelstat can potentially meet the needs in LR MDS and MF patients, which differentiate it from treatments currently available and in development today.

Disease Modification Potential Uniquely Positions Imetelstat in the Treatment of LR MDS and MF

●	As a first in class telomerase inhibitor, imetelstat inhibits telomerase activity, resulting in apoptosis of malignant cells, limiting the uncontrolled proliferation and survival of malignant clones that drive disease progression.

●	Clinical benefits observed from Geron’s Phase 2 trials would not have been expected in the absence of imetelstat-associated disease modification.
●	Correlation of cytogenetic data and mutational changes to clinical benefits further strengthens the evidence of disease-modifying activity of imetelstat.
●	Imetelstat’s disease modification potential could transform current treatment approaches in LR MDS and MF patients.

Programs to Explore New Indications and Combinations for Imetelstat Expand Telomerase Inhibition Potential

●	The Company unveiled three new clinical programs and one preclinical program for imetelstat. The clinical programs explore the use of imetelstat as a single agent and in combination with current standard of care treatments to expand the potential application of imetelstat.

●	The first new clinical program will evaluate imetelstat in combination with ruxolitinib in frontline MF patients. Named IMproveMF, the Geron-sponsored Phase 1 trial will begin as a dose-finding study in approximately 20 patients with a primary endpoint of safety. Upon finding a recommended dose of the combination therapy, the next portion of the trial will confirm the safety of the recommended dose and evaluate the efficacy of the combination therapy. Approximately 20 patients will be enrolled into the second part of the trial and the endpoints include safety, symptom response, spleen response and change in fibrosis. The Company expects the first clinical site for IMproveMF to be open in the first half of 2022.

●	The second new clinical program will evaluate imetelstat as a single agent in higher risk MDS and acute myeloid leukemia (AML) patients after failing hypomethylating agent (HMA) treatment. Named IMpress, this investigator-sponsored trial has been designed to enroll approximately 45 patients with overall response rate as the primary endpoint. The Company expects IMpress to begin in the first half of 2022.

●	The third new clinical program will evaluate imetelstat in combination with venetoclax or azacitidine in relapsed/refractory AML patients. Named TELOMERE, this investigator-sponsored trial has been designed to be conducted in two parts. The first part will be a dose finding study in approximately 20 patients with a primary endpoint of safety. Upon finding a recommended dose of the combination therapy, the next portion of the trial will confirm the safety of the recommended dose and evaluate the efficacy of the combination therapy. Approximately 50 patients will be enrolled into the second part of the trial and the primary endpoint is overall response rate. The Company expects TELOMERE to begin in the first half of 2022.

●	The preclinical program is being conducted at MD Anderson Cancer Center to define the role of imetelstat in lymphoid malignancies. In vitro and in vivo experiments are planned, and the Company expects preliminary results to be available by the end of 2022.

The Company also reviewed the commercial potential for imetelstat in lower risk MDS and refractory MF patients. Based on internal analyses of these two indications, the Company estimates potential peak revenue of more than $3 billion for imetelstat from the United States and the five largest countries in the European Union.

Third Quarter and Year-to-Date 2021 Results

For the third quarter of 2021, the Company reported a net loss of $26.7 million, or $0.08 per share, compared to $19.7 million, or $0.06 per share, for the comparable 2020 period. Net loss for the first nine months of 2021 was $84.1 million, or $0.26 per share, compared to $51.8 million, or $0.20 per share, for the comparable 2020 period.

Revenues for the three and nine months ended September 30, 2021 were $109,000 and $353,000, respectively, compared to $108,000 and $203,000 for the comparable 2020 periods. Revenues in 2021 and 2020 primarily reflect estimated royalties from sales of cell-based research products from the Company’s divested stem cell assets. In connection with the divestiture of Geron’s human embryonic stem cell assets, including intellectual property and proprietary technology, to Lineage Cell Therapeutics, Inc. (formerly BioTime, Inc., which acquired Asterias Biotherapeutics, Inc.) in 2013, Geron is entitled to receive royalties on sales from certain research or commercial products utilizing Geron’s divested intellectual property.

Total operating expenses for the three and nine months ended September 30, 2021 were $25.8 million and $83.4 million, respectively, compared to $20.1 million and $53.9 million for the comparable 2020 periods.

Research and development expenses for the three and nine months ended September 30, 2021 were $18.5 million and $61.6 million, respectively, compared to $13.6 million and $35.3 million for the comparable 2020 periods. The increase in research and development expenses for the three and nine months ended September 30, 2021, compared to the same periods in 2020, primarily reflects increased clinical development costs associated with conducting two Phase 3 clinical trials, higher imetelstat manufacturing costs for producing validation batches at contract manufacturers to enable future production of imetelstat for clinical and commercial purposes and higher personnel-related costs for additional headcount. Under current planning assumptions, the Company expects top-line results from the IMerge Phase 3 trial in lower risk MDS to be available the beginning of January 2023, and for the IMpactMF Phase 3 trial in refractory MF, expects the interim analysis in 2024 and the final analysis in 2025.

General and administrative expenses for the three and nine months ended September 30, 2021 were $7.3 million and $21.8 million, respectively, compared to $6.5 million and $18.6 million for the comparable 2020 periods. The increase in general and administrative expenses for the three and nine months ended September 30, 2021, compared to the same periods in 2020, primarily reflects new costs in connection with pre-commercial activities, including modernizing the internal infrastructure to support a commercial launch, and higher legal costs.

Interest income for the three and nine months ended September 30, 2021 was $112,000 and $421,000, respectively, compared to $322,000 and $1.6 million for the comparable 2020 periods. The decrease in interest income for the three and nine months ended September 30, 2021, compared to the same periods in 2020, primarily reflects lower yields on the Company’s marketable securities portfolio.

Interest expense for the three and nine months ended September 30, 2021 was $1.1 million and $2.6 million, respectively and reflects the Company’s debt facility secured in September 2020 for up to $75 million. As of September 30, 2021, a total of $35.0 million has been drawn down under the facility.

Financial Resources

As of September 30, 2021, the Company had $215.8 million in cash and marketable securities. These financial resources, combined with expected future non-dilutive funding under the current debt facility, are expected to fund current operations, including the new programs presented at the Investor Event, through the end of the first quarter of 2023.

As of September 30, 2021, the Company had 70 employees. The Company plans to grow to a total of approximately 80 to 85 employees by year-end 2021, of which the majority will be development and manufacturing personnel.

About Imetelstat

Imetelstat is a novel, first-in-class telomerase inhibitor exclusively owned by Geron and being developed in hematologic malignancies. Data from Phase 2 clinical trials provide strong evidence that imetelstat targets telomerase to inhibit the uncontrolled proliferation of malignant stem and progenitor cells in myeloid hematologic malignancies resulting in malignant cell apoptosis and potential disease-modifying activity. Imetelstat has been granted Fast Track designation by the United States Food and Drug Administration for both the treatment of patients with non-del(5q) lower risk MDS who are refractory or resistant to an erythropoiesis stimulating agent and for patients with Intermediate-2 or High-risk MF whose disease has relapsed after or is refractory to janus associated kinase (JAK) inhibitor treatment.

About IMerge Phase 3

IMerge Phase 3 is a double-blind, randomized, placebo-controlled Phase 3 clinical trial with registrational intent. The trial is designed to enroll approximately 170 transfusion dependent patients with Low or Intermediate-1 risk myelodysplastic syndromes (MDS), also referred to as lower risk MDS, who have relapsed after or are refractory to prior treatment with an erythropoiesis stimulating agent (ESA). The primary endpoint is the rate of red blood cell (RBC) transfusion independence (TI) for any consecutive period of eight weeks or longer, or 8-week RBC-TI rate. Key secondary endpoints include the rate of RBC-TI lasting at least 24 weeks, or 24-week RBC-TI rate, and the rate of hematologic improvement-erythroid (HI-E), defined as a reduction of at least four units of RBC transfusions over eight weeks compared with the prior RBC transfusion burden.

IMerge Phase 3 is fully enrolled and patient enrollment has been closed. For additional information about IMerge Phase 3, visit ClinicalTrials.gov/NCT02598661.

About IMpactMF

IMpactMF is an open label, randomized, controlled Phase 3 clinical trial with registrational intent. The trial is designed to enroll approximately 320 patients with Intermediate-2 or High-risk myelofibrosis who are refractory to prior treatment with a JAK inhibitor, also referred to as refractory MF. Patients will be randomized to receive either imetelstat or best available therapy. The primary endpoint is overall survival (OS). Key secondary endpoints include symptom response, spleen response, progression free survival, complete response, partial response, clinical improvement, duration of response, safety, pharmacokinetics, and patient reported outcomes.

IMpactMF is currently enrolling patients. For further information about IMpactMF, including enrollment criteria, locations and current status, visit ClinicalTrials.gov/NCT04576156.

About Geron

Geron is a late-stage clinical biopharmaceutical company focused on the development and potential commercialization of a first-in-class telomerase inhibitor, imetelstat, in hematologic malignancies. The Company currently is conducting two Phase 3 clinical trials: IMerge in lower risk myelodysplastic syndromes and IMpactMF in refractory myelofibrosis. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) that Geron expects its financial resources, with the expected non-dilutive funding under a current debt facility, to be sufficient to fund operations, including the new programs, through the end of the first quarter of 2023; (ii) that under current planning assumptions, Geron expects top-line results from IMerge Phase 3 to be available at the beginning of January 2023, and for IMpactMF, expects the interim analysis in 2024 and the final analysis in 2025; (iii) that Geron plans to enroll approximately 320 patients in IMpactMF; (iv) that imetelstat has the potential to demonstrate disease-modifying activity in patients with lower risk MDS and/or MF and to target the malignant stem and progenitor cells of the underlying diseases; (v) that the Company believes imetelstat has potential large market opportunities with potential peak revenue from the United States and the five largest countries of the European Union of more than $3 billion; (vi) that there are unmet needs in LR MDS and MF potentially addressed with imetelstat treatment; (vii) that the telomerase inhibition of imetelstat gives it the potential for expanding into new indications; (viii) that the Company expects the first clinical site for IMproveMF to open in the first half of 2022; (ix) that the Company expects IMpress to begin in the first half of 2022; (x) that the Company expects TELOMERE to begin in the first half of 2022; (xi) that the Company expects preliminary results from the preclinical program in lymphoid malignancies to be available at the end of 2022; and (xii) other statements that are not historical facts, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (a) whether the current or evolving effects of the COVID-19 pandemic and resulting global economic and financial disruptions will materially and adversely impact Geron’s business and business prospects, its financial condition and the future of imetelstat; (b) whether Geron overcomes all of the potential delays and other adverse impacts caused by the current or evolving effects of the COVID-19 pandemic, and overcomes all the enrollment, clinical, safety, efficacy, technical, scientific, intellectual property, manufacturing and regulatory challenges in order to have the financial resources for, and to meet the expected timelines and planned milestones in (ii) and (viii)-(xi) above; (c) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, without any clinical holds; (d) whether imetelstat is demonstrated to be safe and efficacious in IMerge Phase 3 and IMpactMF to enable regulatory approval; (e) whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (f) whether imetelstat actually demonstrates disease-modifying activity and efficacy in patients as well as the ability to target the malignant stem and progenitor cells of the underlying disease; (g) that Geron may seek to raise substantial capital in order to complete the development and commercialization of imetelstat, including to fund the new programs and meet all of the expected timelines and planned milestones in (ii) and (viii)-(xi) above; and (h) whether there are failures or delays in manufacturing or supplying sufficient quantities of imetelstat or other clinical trial materials in a timely manner. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s filings and periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and elsewhere in such filings and reports, including Geron’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 and future filings and reports by Geron. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenues:
License fees and royalties	$109	$108	$353	$203

Operating expenses:
Research and development	18,527	13,613	61,577	35,260
General and administrative	7,256	6,510	21,793	18,590
Total operating expenses	25,783	20,123	83,370	53,850
Loss from operations	(25,674)	(20,015)	(83,017)	(53,647)

Interest income	112	322	421	1,551
Interest expense	(1,058)	(6)	(2,605)	(6)
Change in fair value of equity investment	—	(118)	—	109
Other income and expense, net	(77)	166	1,106	163
Net loss	$(26,697)	$(19,651)	$(84,095)	$(51,830)

Basic and diluted net loss per share:
Net loss per share	$(0.08)	$(0.06)	$(0.26)	$(0.20)
Shares used in computing net loss per share	328,934,491	318,799,174	326,552,763	255,560,779

CONDENSED BALANCE SHEETS

	September 30,	December 31,
(In thousands)	2021	2020
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$29,399	$10,288
Current marketable securities	147,084	186,350
Other current assets	2,872	3,219
Total current assets	179,355	199,857

Noncurrent marketable securities	39,362	63,387
Property and equipment, net	608	658
Other assets	9,772	6,826
	$229,097	$270,728

Current liabilities	$38,470	$30,940
Noncurrent liabilities	39,074	28,841
Stockholders’ equity	151,553	210,947
	$229,097	$270,728

Note 1:	Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2020.

CONTACT:
Olivia Bloom
Chief Financial Officer
investor@geron.com
media@geron.com

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